U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 13, 2011

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2011, Emeritus Corporation (“Emeritus” or the “Company”) announced by press release the appointment of Mr. Granger Cobb as the Company's President and Chief Executive Officer effective January 13, 2011.  Mr. Cobb previously served as the Company’s President and Co-Chief Executive Officer since September 2007.  Mr. Cobb’s employment agreement with the Company is unchanged by this appointment.

Mr. Daniel R. Baty, the Company’s current Chairman of the Board of Directors (the “Board”) and one of the original founders of Emeritus, resigned from his position as the Company's Co-Chief Executive Officer effective January 13, 2011.  Mr. Baty will remain employed with the Company as an officer and will remain Chairman of the Board.  In connection with his continued employment, Mr. Baty entered into an employment agreement with the Company on January 19, 2011, effective January 1, 2011, which will continue until terminated by either the Company or Mr. Baty in accordance with its terms (the “Agreement”).  Mr. Baty’s base salary under the Agreement will be $600,000 in 2011, $300,000 in 2012 and $300,000 in 2013.  Thereafter, Mr. Baty’s salary will be mutually determined by the Compensation Committee of the Board and Mr. Baty.  Mr. Baty will be paid the incentive compensation to which he is entitled under applicable Emeritus plans in respect of services performed in 2010.

Under the Agreement, Mr. Baty will receive a stock option grant under the Company’s Amended and Restated 2006 Equity Incentive Plan to purchase 300,000 shares of Emeritus’ common stock at an exercise price equal to the closing market price of Emeritus’ common stock on the date of grant.  The option will vest 1/3 on each of December 31, 2011, December 31, 2012 and December 31, 2013 subject to Mr. Baty’s continued service and expire 10 years after the date of grant.  The option grant will be in lieu of any stock option awards he otherwise would be entitled to receive as an executive or outside director of Emeritus.

Mr. Baty will be entitled to participate in Emeritus’ employee benefit plans, policies, programs and arrangements on the same terms as other executive officers of the Company.  Pursuant to the terms of the Agreement, following any termination of Mr. Baty’s employment without cause (as defined in the Agreement), Emeritus will pay him a lump sum equal to 18 months of COBRA premiums at the rate and coverage terms in effect under the Emeritus group health plan.

Mr. Baty is also subject to confidentiality, conflict of interest and nonsolicitation restrictions set forth in the Agreement.

In addition, the Company and Mr. Baty entered into a Shared Opportunities Agreement on January 19, 2011 (the “SOA”), to be effective while Mr. Baty is an officer or director of the Company, unless the Company gives six months' written notice to Mr. Baty of termination of the SOA or the Company otherwise agrees.  In connection with entry into the SOA, the Company and Mr. Baty agreed to terminate the Noncompetition Agreement dated September 29, 1995, as amended between the Company and Mr. Baty.  Under the SOA, Mr. Baty and his affiliate Columbia Pacific Management (“CPM”), of which Mr. Baty is a managing partner, acknowledge that each has an affirmative obligation to immediately present to the Company all investment opportunities in senior living communities and ancillary businesses (including therapy, home health, durable medical equipment and hospice) in the United States and Canada.  With respect to each such transaction, the Company will have the right to: (i) pursue such transaction on its own or elect to co-invest with Mr. Baty in the transaction or (ii) manage the assets and/or business pursuant to a management agreement.  If the Company enters into a management agreement, it will also be entitled to: (a) a first right of refusal to purchase the assets and/or business at a subsequent sale and (b) a participation “promote” (in addition to any return to which the Company may be entitled as an equity participant) upon the sale of the assets and/or business.  In the event that Mr. Baty identifies an investment opportunity in senior living communities and ancillary businesses in China (the “China Opportunity”), the Company will have the right to co-invest in the China Opportunity up to 50% of the equity value and manage, consult or otherwise provide resources upon mutually agreeable terms.

The foregoing summary of the Agreement and the SOA with Mr. Baty is qualified in its entirety by reference to the Agreement filed herewith as Exhibit 10.9.4 and the SOA filed herewith as Exhibit 10.84.1.  A copy of the press release announcing Mr. Cobb’s appointment as President and Chief Executive Officer is furnished herewith as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                                Description

10.9.4	Employment Agreement between Emeritus Corporation and Daniel R. Baty dated January 19, 2011.
10.84.1	Shared Opportunities Agreement between Emeritus Corporation and Daniel R. Baty dated January 19, 2011.
99.1	Press release dated January 17, 2011 entitled EMERITUS ANNOUNCES APPOINTMENT OF GRANGER COBB AS CHIEF EXECUTIVE OFFICER.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

January 20, 2011		EMERITUS CORPORATION

	By:	/s/ Robert C. Bateman
Robert C. Bateman, Executive Vice President—
Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.                                Description

10.9.4	Employment Agreement between Emeritus Corporation and Daniel R. Baty dated January 19, 2011.
10.84.1	Shared Opportunities Agreement between Emeritus Corporation and Daniel R. Baty dated January 19, 2011.
99.1	Press release dated January 17, 2011 entitled EMERITUS ANNOUNCES APPOINTMENT OF GRANGER COBB AS CHIEF EXECUTIVE OFFICER.